UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 6, 2024

Cadrenal Therapeutics, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-41596	88-0860746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

822 A1A North, Suite 306

Ponte Vedra, Florida 32082

(Address of principal executive offices and zip code)

(904) 300-0701

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CVKD	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2024, Cadrenal Therapeutics, Inc. (the “Company”) entered into an offer letter agreement (the “Offer Letter”) with Jeffrey Cole describing the terms of his employment as the Company’s Chief Operating Officer. On February 12, 2024, the Company entered into an employment agreement with Mr. Cole (the “Employment Agreement”), effective as of February 8, 2024, to employ Mr. Cole as the Chief Operating Officer, which Employment Agreement supersedes the Offer Letter. The Employment Agreement provides for an annual base salary of $405,000, a discretionary bonus of up to 40% of his base salary upon achievement of objectives as may be determined by the Compensation Committee of the Company’s board of directors, and continuation of base salary payments for a period of twelve months as severance in the event of a termination without cause, the full target cash bonus amount for the fiscal year in which the termination date occurs payable in a lump sum as soon as practicable, and accelerated vesting of all of outstanding stock options, restricted stock units or other equity awards.

The Employment Agreement provides for the grant to Mr. Cole, on or before March 14, 2024, under the Company’s 2022 Successor Equity Incentive Plan of 150,000 options to purchase the Company’s common stock, which options are to vest 25% on the one-year anniversary of the date of grant, with the balance vesting pro rata over 36 months. Mr. Cole is also bound by confidentiality provisions.

Mr. Cole, age 56, brings over 25 years of experience in global pharmaceutical manufacturing and commercial operations, finance, and corporate development. He has served as a consultant to the Company since November 2023. Since August 2010, Mr. Cole has served as Principal of J. Scott Capital, LLC, a firm that provides executive and capital resources to emerging growth life science organizations, where he also provided consulting services to the Company from July 2022 to July 2023. From March 2015 to July 2020, he served as President, Chief Financial Officer and co-founder of Espero BioPharma, Inc. (“Espero”), where he also served as a director from April 2016 until August 2018. From August 2010 to February 2015, he served as President and co-founder of MarcasUSA, LLC, a marketer and distributor of over-the-counter pharmaceuticals. From May 2008 to August 2010, Mr. Cole was Chief Financial Officer of Legacy Pharmaceuticals International GmbH, a global contract manufacturing organization, and founding President of its generic pharmaceuticals subsidiary Solco Healthcare U.S., Inc. From February 2002 to May 2008, Mr. Cole held various executive positions at Valeant Pharmaceuticals International, Inc. (now Bausch Health Companies), including General Manager, Vice President of Corporate Development, and Chief Financial Officer for North America. Prior to the pharmaceutical industry, Mr. Cole worked in the technology industry from January 2000 to January 2002. Mr. Cole also served as Principal in the Financial Management Consulting practice at PricewaterhouseCoopers from July 1994 to January 2000. Mr. Cole holds an MBA with honors from the University of Michigan and a BS in accounting from the University of Southern California.

There are no family relationships between Mr. Cole and any of the Company’s directors or executive officers. In addition, except as set forth above, Mr. Cole is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The descriptions of the Offer Letter and Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 8.01. Other Events.

On February 8, 2024, the Company issued a press release announcing the appointment of Jeffrey Cole as the Company’s Chief Operating Officer. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter dated, February 6, 2024, between Cadrenal Therapeutics, Inc. and Jeffrey Cole
10.2	Employment Agreement, effective as of February 8, 2024, between Cadrenal Therapeutics, Inc. and Jeffrey Cole
99.1	Press Release of Cadrenal Therapeutics, Inc., dated February 8, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 12, 2024	CADRENAL THERAPEUTICS, INC.

	By:	/s/ Quang Pham
	Name:	Quang Pham
	Title:	Chairman and Chief Executive Officer

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